EXHIBIT 99.1

McGrath RentCorp Announces Results for Third Quarter 2014

Rental revenues increase 6%
Net income up 9%
EPS increases 10% to $0.53 for the Quarter

LIVERMORE, Calif., Oct. 29, 2014 (GLOBE NEWSWIRE) -- McGrath RentCorp (Nasdaq:MGRC) (the "Company"), a diversified business to business rental company, today announced total revenues for the quarter ended September 30, 2014 of $113.0 million, an increase of 4%, compared to $108.8 million in the third quarter of 2013. The Company reported net income of $13.7 million, or $0.53 per diluted share for the third quarter of 2014, compared to net income of $12.6 million, or $0.48 per diluted share, in the third quarter of 2013.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Our third quarter results reflect continued momentum in growing top line Company-wide rental revenues. This is the eighteenth consecutive year over year quarterly rental revenue increase and is reflective of the quality of the mix of McGrath RentCorp's portfolio of rental businesses. Supported by strong year over year growth in rental revenues and equipment utilization levels by the Company's modular building rental division, Company-wide gross margin on rental revenues expanded to 52% from 49% a year ago.

Modular division-wide rental revenues for the quarter increased $4.4 million, or 21%, to $25.4 million from a year ago. This is the sixth consecutive year over year quarterly rental revenue increase. During the third quarter we experienced a 66% increase in division-wide year over year first month's rental revenue bookings for modular buildings with an increase of 50% in California and 84% outside of the state. Third quarter 2014 modular division average and ending utilization reached 73.3% and 74.2%, respectfully, an increase from 69.1% and 70.4% a year ago. Modular division EBIT more than doubled to $6.6 million from $2.5 million a year ago. This strong increase in profit was driven primarily by higher rental revenues and rental revenue margin expansion. Gross margin on rental revenues increased to 47% for the quarter from 34% a year ago.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, decreased $0.4 million, or 2%, to $18.7 million from $19.1 million a year ago. Average utilization was 62.7% during the third quarter of 2014, down from 66.8% a year ago. However, ending utilization for the quarter was 65.1% compared to 64.6% in 2013. Further, third quarter period end equipment on rent reached $193.3 million, our highest quarter ending level to date. This compares to $176.4 million at the same point in 2013. During 2014, we have experienced some delayed project starts that have contributed to these utilization dynamics. Despite downward pressure on 21K tank asset utilization and rental rates, we have continued to selectively purchase boxes and specialty tank products to support market demand and to round out our fleet offerings in our newest markets, albeit at reduced levels from 2013. Income from operations for the quarter decreased $1.3 million, or 15%, to $7.2 million from $8.5 million a year ago. Beyond the reduction in rental revenues for the quarter, other factors contributing to the decline in income from operations from a year ago included lower profit on rental related services, and higher equipment depreciation, employee headcount, salaries and benefit costs.

Rental revenues for TRS-RenTelco, our electronics division, declined by $0.2 million, or 1%, to $25.5 million from $25.7 million a year ago. However, despite the decline in rental revenues, income from operations for the quarter increased by $0.4 million or 4%, to $9.9 million from $9.5 million a year ago. The increase in income from operations for the quarter from a year ago was driven primarily by higher profit on equipment sales, and lower laboratory and equipment processing costs. The slight decline in rental revenues year over year is primarily due to a greater churn of rental equipment. Although first month's rental bookings are approximately 6% higher over the first nine months of 2014 compared to the same period in 2013, first month's rental returns are up about 5%. The combination of relatively flat net first month's rental booking growth, coupled with shorter average rental terms in 2014 year to date compared to the same period in 2013, drove the lower rental revenue level. We believe the increased churn of rental equipment is chiefly driven by a larger mix of communications versus general-purpose test equipment rental business in 2014 compared to 2013. Communications test equipment rentals typically have shorter rental terms than general-purpose test equipment. Average utilization was 62.5% for the third quarter, flat from a year ago, but up from 59.3% during the second quarter of 2014. Period ending utilization for the third quarter was 64.2% compared to 62.3% a year ago, and 62.2% at the end of the second quarter of 2014.

Mobile Modular Portable Storage continued to make good progress during the quarter in building its customer following, increasing booking levels and growing rental revenues from a year ago. Rental revenues for the third quarter of 2014 grew by 44% year over year. Individual branch, as well as overall business segment, profitability is continuing to grow. We entered the Chicago and Charlotte markets earlier this year and are looking forward to their contributions to our portable storage rental business' long-term financial success. We are pleased with the progress we have made to date towards building a meaningful sized storage container rental business with attractive operating metrics.

Despite heavy investment in equipment preparation expenses for Mobile Modular, and challenging market conditions for Adler Tank Rentals and TRS-RenTelco, we expect full year EPS to remain within our guidance range of $1.70 to $1.85. We have continued to invest heavily in the preparation of rental equipment to support the continuing strong order booking levels in our modular building rental business for shipment in the months and quarters ahead. We are excited about the current strength and earnings outlook for Mobile Modular and its potential impact on overall Company results."

All comparisons presented below are for the quarter ended September 30, 2014 to the quarter ended September 30, 2013 unless otherwise indicated.

MOBILE MODULAR

For the third quarter of 2014, the Company's Mobile Modular division reported a $4.0 million increase in income from operations, or 158%, to $6.6 million. Rental revenues increased 21% to $25.4 million and other direct costs decreased 10% to $9.2 million, which resulted in an increase in gross profit on rental revenues of 66% to $11.9 million. Sales revenues increased 6% to $10.6 million, with gross profit on sales revenues increasing 36% to $2.7 million. Gross margin on sales revenue increased to 26% from 20%, primarily due to higher margins on new and used equipment sales in the third quarter of 2014. Selling and administrative expenses increased 16% to $11.0 million, primarily due to increased employee headcount, salaries and benefit costs.

TRS-RENTELCO

For the third quarter of 2014, the Company's TRS-RenTelco division reported a $0.4 million increase in income from operations, or 4%, to $9.9 million. Rental revenues decreased 1% to $25.5 million. A decrease of 14% in other direct costs to $3.1 million, partly offset by the decrease in rental revenues and 1% increase in depreciation expense to $10.2 million, resulted in an increase in gross profit on rental revenues of 1% to $12.2 million. Sales revenues decreased 13% to $6.0 million. Gross profit on sales increased 12% to $3.0 million, with gross margin percentage increasing to 50% from 39%, primarily due to higher margins on used equipment sales in the third quarter of 2014. Selling and administrative expenses increased 2% to $5.8 million.

ADLER TANKS

For the third quarter of 2014, the Company's Adler Tanks division reported a $1.3 million decrease in income from operations, or 15%, to $7.2 million. Rental revenues decreased 2% to $18.7 million, other direct costs increased 4% to $2.6 million and depreciation expense increased 10% to $3.9 million, which resulted in a decrease in gross profit on rental revenues of 7% to $12.2 million. Rental related services revenues increased 6% to $6.9 million, with gross profit on rental related services decreasing 20% to $1.4 million. Selling and administrative expenses increased 2% to $6.5 million.

OTHER HIGHLIGHTS

  Debt increased $15.3 million during the quarter to $322.3 million, with the Company's funded debt (notes payable) to equity ratio increasing from 0.76 to 1 at June 30, 2014 to 0.78 to 1 at September 30, 2014. As of September 30, 2014, the Company had capacity to borrow an additional $227.7 million under its lines of credit.
  Dividend rate increased 2% to $0.245 per share for the third quarter of 2014 compared to the third quarter of 2013. On an annualized basis, this dividend represents a 2.7% yield on the October 28, 2014 close price of $35.78 per share.
  Adjusted EBITDA increased 7% to $46.4 million for the third quarter of 2014. At September 30, 2014, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.96 to 1, compared to 1.90 to 1 at June 30, 2014. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2014 full-year earnings per share will be in a range of $1.70 to $1.85 per diluted share.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company's New Jersey based Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States. In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage. Today, the business is located in the key markets of California, Texas, Florida, and recently entered the multi-state Mid-Atlantic region. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of October 8, 2014, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on October 29, 2014 to discuss the third quarter 2014 results. To participate in the teleconference, dial 1-888-576-4398 (in the U.S.), or 1-719-325-2472 (outside the U.S.), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-888-203-1112 (in the U.S.), or 1-719-457-0820 (outside the U.S.). The pass code for the call replay is 5559358. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: third quarter 2014 results reflecting continued momentum in growing the Company's top line rental revenues, the Company's belief that its modular building rental business is experiencing a strong turnaround and that it will benefit from the associated rental revenue stream and rental profitability margin improvement in the quarters ahead, optimism about the Company's portable storage business contributing to its long-term financial success, including from entry into the greater Chicago and Charlotte markets and reaffirmation of full year EPS guidance range.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the extent of and timetable for the recovery underway in our modular building division; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in general-purpose test equipment rental demand in our electronics division; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our customers' need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2013, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

REVENUES
Rental	$69,642	$65,941	$197,881	$189,585
Rental Related Services	17,871	15,858	46,529	39,364
Rental Operations	87,513	81,799	244,410	228,949
Sales	24,998	26,515	50,206	54,186
Other	514	525	1,714	1,602
Total Revenues	113,025	108,839	296,330	284,737

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	18,298	17,233	54,119	50,461
Rental Related Services	13,506	11,278	35,179	29,591
Other	14,955	16,361	43,693	42,202
Total Direct Costs of Rental Operations	46,759	44,872	132,991	122,254
Costs of Sales	16,968	18,778	33,324	38,098
Total Costs of Revenues	63,727	63,650	166,315	160,352
Gross Profit	49,298	45,189	130,015	124,385
Selling and Administrative Expenses	24,200	22,383	71,451	65,813
Income from Operations	25,098	22,806	58,564	58,572
Other Income (Expense):
Interest Expense	(2,386)	(2,148)	(6,924)	(6,508)
Gain on Sale of Property, Plant and Equipment	—	—	812	—
Foreign Currency Exchange Gain (Loss)	(103)	21	(113)	(31)
Income Before Provision for Income Taxes	22,609	20,679	52,339	52,033
Provision for Income Taxes	8,863	8,106	20,517	20,397
Net Income	$13,746	$12,573	$31,822	$31,636

Earnings Per Share:
Basic	$0.53	$0.49	$1.23	$1.25
Diluted	$0.53	$0.48	$1.22	$1.23
Shares Used in Per Share Calculation:
Basic	25,953	25,649	25,885	25,338
Diluted	26,152	26,095	26,177	25,787

Cash Dividend Declared Per Share	$0.245	$0.240	$0.735	$0.720

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
(in thousands)	2014	2013

ASSETS
Cash	$774	$1,630
Accounts Receivable, net of allowance for doubtful accounts of $2,033 in 2014 and $2,007 in 2013	103,570	87,650

Rental Equipment, at cost:
Relocatable Modular Buildings	649,206	592,391
Electronic Test Equipment	263,712	267,772
Liquid and Solid Containment Tanks and Boxes	302,168	284,005
	1,215,086	1,144,168
Less Accumulated Depreciation	(397,188)	(377,158)
Rental Equipment, net	817,898	767,010

Property, Plant and Equipment, net	106,938	105,187
Prepaid Expenses and Other Assets	22,011	19,718
Intangible Assets, net	10,239	10,662
Goodwill	27,700	27,700
Total Assets	$1,089,130	$1,019,557

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes Payable	$322,280	$290,003
Accounts Payable and Accrued Liabilities	75,058	63,318
Deferred Income	32,775	24,003
Deferred Income Taxes, net	244,498	241,203
Total Liabilities	674,611	618,527

Shareholders' Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 25,960 shares in 2014 and 25,757 shares in 2013	103,888	103,023
Retained Earnings	310,687	298,038
Accumulated Other Comprehensive Loss	(56)	(31)
Total Shareholders' Equity	414,519	401,030
Total Liabilities and Shareholders' Equity	$1,089,130	$1,019,557

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$31,822	$31,636
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	60,383	57,097
Provision for Doubtful Accounts	1,480	1,347
Share-Based Compensation	3,010	3,382
Gain on Sale of Used Rental Equipment	(10,777)	(9,928)
Gain on Sale of Property, Plant and Equipment	812	—
Foreign Currency Loss	113	31
Change In:
Accounts Receivable	(17,400)	(1,910)
Prepaid Expenses and Other Assets	(2,293)	(1,103)
Accounts Payable and Accrued Liabilities	7,370	8,824
Deferred Income	8,772	219
Deferred Income Taxes	3,295	10,321
Net Cash Provided by Operating Activities	84,963	99,916

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(112,972)	(93,448)
Purchase of Property, Plant and Equipment	(9,078)	(7,962)
Proceeds from Sale of Used Rental Equipment	22,864	25,374
Proceeds from Sale of Property, Plant and Equipment	2,501	—
Net Cash Used in Investing Activities	(96,685)	(76,036)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	12,277	(21,098)
Borrowing Under Series B Senior Notes	40,000	—
Principal Payment on Series A Senior Notes	(20,000)	—
Proceeds from the Exercise of Stock Options	318	14,197
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	1,314	1,345
Payment of Dividends	(19,189)	(18,258)
Taxes Paid Related to Net Share Settlement of Stock Awards	(3,777)	(1,027)
Net Cash Provided by (Used in) Financing Activities	10,943	(24,841)
Effect of Exchange Rate Changes on Cash	(77)	—
Net Decrease in Cash	(856)	(961)
Cash Balance, beginning of period	1,630	1,612
Cash Balance, end of period	$774	$651

Interest Paid, during the period	$6,316	$5,607
Net Income Taxes Paid, during the period	$15,694	$7,930
Dividends Accrued, during the period, not yet paid	$6,471	$6,370
Rental Equipment Acquisitions, not yet paid	$12,655	$7,367

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended September 30, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$25,432	$25,481	$18,729	$ —	$69,642
Rental Related Services	10,165	846	6,860	—	17,871
Rental Operations	35,597	26,327	25,589	—	87,513
Sales	10,555	5,965	124	8,354	24,998
Other	87	427	—	—	514
Total Revenues	46,239	32,719	25,713	8,354	113,025

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	4,272	10,170	3,856	—	18,298
Rental Related Services	7,355	702	5,449	—	13,506
Other	9,242	3,078	2,635	—	14,955
Total Direct Costs of Rental Operations	20,869	13,950	11,940	—	46,759
Costs of Sales	7,848	2,991	54	6,075	16,968
Total Costs of Revenues	28,717	16,941	11,994	6,075	63,727

Gross Profit
Rental	11,918	12,233	12,238	—	36,389
Rental Related Services	2,810	144	1,411	—	4,365
Rental Operations	14,728	12,377	13,649	—	40,754
Sales	2,707	2,974	70	2,279	8,030
Other	87	427	—	—	514
Total Gross Profit	17,522	15,778	13,719	2,279	49,298
Selling and Administrative Expenses	10,956	5,844	6,502	898	24,200
Income from Operations	$6,566	$9,934	$7,217	$1,381	25,098
Interest Expense					(2,386)
Foreign Currency Exchange Loss					(103)
Provision for Income taxes					(8,863)
Net Income					$13,746

Other Information
Average Rental Equipment [1]	$607,725	$261,077	$294,125
Average Monthly Total Yield [2]	1.39%	3.25%	2.12%
Average Utilization [3]	73.3%	62.5%	62.7%
Average Monthly Rental Rate [4]	1.90%	5.20%	3.39%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended September 30, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$21,079	$25,718	$19,144	$ —	$65,941
Rental Related Services	8,518	873	6,467	—	15,858
Rental Operations	29,597	26,591	25,611	—	81,799
Sales	10,000	6,894	122	9,499	26,515
Other	91	401	33	—	525
Total Revenues	39,688	33,886	25,766	9,499	108,839

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,651	10,064	3,518	—	17,233
Rental Related Services	5,815	752	4,711	—	11,278
Other	10,232	3,592	2,537	—	16,361
Total Direct Costs of Rental Operations	19,698	14,408	10,766	—	44,872
Costs of Sales	8,003	4,232	115	6,428	18,778
Total Costs of Revenues	27,701	18,640	10,881	6,428	63,650

Gross Profit
Rental	7,196	12,062	13,089	—	32,347
Rental Related Services	2,703	121	1,756	—	4,580
Rental Operations	9,899	12,183	14,845	—	36,927
Sales	1,997	2,662	7	3,071	7,737
Other	91	401	33	—	525
Total Gross Profit	11,987	15,246	14,885	3,071	45,189
Selling and Administrative Expenses	9,438	5,723	6,378	844	22,383
Income from Operations	$2,549	$9,523	$8,507	$2,227	22,806
Interest Expense					(2,148)
Foreign Currency Exchange Gain					21
Provision for Income taxes					(8,106)
Net Income					$12,573

Other Information
Average Rental Equipment [1]	$549,398	$266,480	$268,499
Average Monthly Total Yield [2]	1.28%	3.22%	2.38%
Average Utilization [3]	69.1%	62.5%	66.8%
Average Monthly Rental Rate [4]	1.85%	5.15%	3.56%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Nine Months Ended September 30, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$69,644	$73,665	$54,572	$ —	$197,881
Rental Related Services	25,493	2,463	18,573	—	46,529
Rental Operations	95,137	76,128	73,145	—	244,410
Sales	21,716	17,074	815	10,601	50,206
Other	341	1,295	78	—	1,714
Total Revenues	117,194	94,497	74,038	10,601	296,330

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	12,114	30,709	11,296	—	54,119
Rental Related Services	18,458	2,084	14,637	—	35,179
Other	27,156	8,956	7,581	—	43,693
Total Direct Costs of Rental Operations	57,728	41,749	33,514	—	132,991
Costs of Sales	16,170	8,832	745	7,577	33,324
Total Costs of Revenues	73,898	50,581	34,259	7,577	166,315

Gross Profit
Rental	30,374	34,000	35,695	—	100,069
Rental Related Services	7,035	379	3,936	—	11,350
Rental Operations	37,409	34,379	39,631	—	111,419
Sales	5,546	8,242	70	3,024	16,882
Other	341	1,295	78	—	1,714
Total Gross Profit	43,296	43,916	39,779	3,024	130,015
Selling and Administrative Expenses	30,786	17,848	20,338	2,479	71,451
Income from Operations	$12,510	$26,068	$19,441	$545	58,564
Interest Expense					(6,924)
Gain on sale of Property, Plant and Equipment					812
Foreign Currency Exchange Loss					(113)
Provision for Income taxes					(20,517)
Net Income					$31,822

Other Information
Average Rental Equipment [1]	$588,157	$263,476	$278,196
Average Monthly Total Yield [2]	1.32%	3.10%	2.11%
Average Utilization [3]	71.4%	59.6%	62.2%
Average Monthly Rental Rate [4]	1.84%	5.21%	3.40%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Nine Months Ended September 30, 2013
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$60,367	$75,897	$53,321	$ —	$189,585
Rental Related Services	21,009	2,285	16,070	—	39,364
Rental Operations	81,376	78,182	69,391	—	228,949
Sales	16,483	20,370	1,407	15,926	54,186
Other	323	1,177	102	—	1,602
Total Revenues	98,182	99,729	70,900	15,926	284,737

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	10,740	29,538	10,183	—	50,461
Rental Related Services	15,386	2,080	12,125	—	29,591
Other	24,275	10,072	7,855	—	42,202
Total Direct Costs of Rental Operations	50,401	41,690	30,163	—	122,254
Costs of Sales	12,900	11,783	1,295	12,120	38,098
Total Costs of Revenues	63,301	53,473	31,458	12,120	160,352

Gross Profit
Rental	25,352	36,287	35,283	—	96,922
Rental Related Services	5,623	205	3,945	—	9,773
Rental Operations	30,975	36,492	39,228	—	106,695
Sales	3,583	8,587	112	3,806	16,088
Other	323	1,177	102	—	1,602
Total Gross Profit	34,881	46,256	39,442	3,806	124,385
Selling and Administrative Expenses	26,809	18,123	18,475	2,406	65,813
Income from Operations	$8,072	$28,133	$20,967	$1,400	58,572
Interest Expense					(6,508)
Foreign Currency Exchange Loss					(31)
Provision for Income taxes					(20,397)
Net Income					$31,636

Other Information
Average Rental Equipment [1]	$541,835	$265,767	$260,385
Average Monthly Total Yield [2]	1.24%	3.17%	2.28%
Average Utilization [3]	67.6%	63.3%	65.7%
Average Monthly Rental Rate [4]	1.83%	5.02%	3.47%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA", which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
	2014	2013	2014	2013	2014	2013
Net Income	$13,746	$12,573	$31,822	$31,636	$43,583	$43,572
Provision for Income Taxes	8,863	8,106	20,517	20,397	28,097	27,312
Interest	2,386	2,148	6,924	6,508	9,103	8,790
Depreciation and Amortization	20,401	19,452	60,383	57,097	80,135	75,908
EBITDA	45,396	42,279	119,646	115,638	160,918	155,582
Share-Based Compensation	1,026	1,127	3,010	3,382	3,308	4,068
Adjusted EBITDA [1]	$46,422	$43,406	$122,656	$119,020	$164,226	$159,650

Adjusted EBITDA Margin [2]	41%	40%	41%	42%	42%	41%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30,		September 30,		September 30,
	2014	2013	2014	2013	2014	2013
Adjusted EBITDA [1]	$46,422	$43,406	$122,656	$119,020	$164,226	$159,650
Interest Paid	(2,118)	(1,276)	(6,316)	(5,607)	(9,522)	(8,860)
Net Income Taxes Paid	(7,168)	(1,151)	(15,694)	(7,930)	(18,838)	(9,139)
Gain on Sale of Used Rental Equipment	(4,333)	(3,672)	(10,777)	(9,928)	(13,940)	(12,936)
Gain on Sale of Property, Plant and Equipment	—	—	(812)	—	(812)	—
Foreign Currency Loss (Gain)	103	(21)	113	31	271	36
Change in Certain Assets and Liabilities:
Accounts Receivable, net	(14,486)	(5,533)	(15,920)	(563)	(10,751)	7,399
Prepaid Expenses and Other Assets	(6)	(935)	(2,293)	(1,103)	(1,401)	7,288
Accounts Payable and Other Liabilities	4,685	1,652	5,234	5,777	3,824	351
Deferred Income	6,692	1,207	8,772	219	5,632	(8,499)
Net Cash Provided by Operating Activities	$29,791	$33,677	$84,963	$99,916	$118,689	$135,290

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: FOR INFORMATION CONTACT:
         Keith E. Pratt
         Chief Financial Officer
         925 606 9200